EXHIBIT (X)

GENERAL SALES CONTRACT

This date is: 10th March 2004

This Agreement is entered into:

Between

INCOMEX SAIGON

Address: 27 Cao Thang Street

District 3, HCMC, Vietnam

Tel.: 84-8-929-0072, Fax: 84-8-929-0078

Represented by: MR.Nguyen Kim Lan, Gen. Dir.

Hereinafter called “Party A”

And

Airtrax Corporation

Address: P.O. Box 1237, Hammonton, NJ 08037-1237

Tel.: 609-567-7800, Fax: 609-567-7895

Represented by: Mr. Peter Amico, CEO & President

Hereinafter called “Party B”

The parties have agreed to sign this contract covering the following terms and conditions hereunder:

ARTICLE 1: COMMODITY

1.1 Party B agrees to supply all new forklift equipment Made In USA and Party A agrees for Party B to supply said equipment to Party A. The lot of forklift equipment will be manufactured by Party B as requested by Party A. The lot content which is described in the attached annexes, constitute an integral part of this contract.

1.1.1 Annex 1: Estimated equipment list, quantity, price, and total value.

1.1.2 Annex 2: Training, Warranty and Maintenance, Visiting the factory, Customized software

1.2 Party B guarantees to supply equipment according to the contract and conform to the specifications as in the submitted Proposal and/or current Catalogues to party A, subject to verification, confirmation and availability of the equipment from the manufacturer Party B. All equipment must be manufactured and/or assembled in USA as stated in the Annex 1 of this contract, be 100% brand new and shall be manufactured to comply with the Manufacturer’s specifications as stated in the Proposal and/or current Catalogues and to maintain equipment warranties.

1.3.  Packing and Marking.

1.3.1 Equipment and accessories must be packed as per manufacturers export standard packing appropriated for container ocean freight transportation and protected against breakage, shock or other damage.

1.3.2 Marking outside includes commodity name, contract number, dimension, weight, and address of receiver:

To: INCOMEX SAIGON Corp., Ltd, 027 Cao Thang Street, District 3, HCMC, Vietnam.

ARTICLE 2: TAX AND RELATED EXPENSES

2.1 All expenses relating to the supply of equipment, packing, sea freight charges, insurance from warehouse to the seaport in Haiphong will be included in the unit price and paid by Party B, and included in each invoice.

2.2 Party A will be responsible for the import license, import duties, re-export license (if required) and local transportation fees in Vietnam.

2.3 All equipment that is supplied under this contract will have a manufacturer’s warranty. All pre-shipment inspection of goods to be done by SGS offices in USA (at Party’s B expenses) as to quality and specification of the goods and preloading count & survey of the goods into export containers.

2.4 Warranty repairs & after sales Services. INCOMEX SAIGON Corp., Ltd, 027 Cao Thang Street, District 3, HCMC, Vietnam shall be named as an Airtrax Dealer and will maintain a Technical service & repair station in Vietnam. Their (INCOMEX SAIGON Corp.) personnel will be trained in the USA to service Party B equipment. If any equipment is determined to have manufacturing defects within the warranty period, parts and repair services will be provided by the Airtrax dealer (INCOMEX SAIGON Corp.) in Viet Nam in accord with the provisions of the warranty policy.

ARTICLE 3: TERMS OF PAYMENT

3.1 Party A shall open an Irrevocable Letter of Credit At Sight for the order, confirmed by Party B’s Bank, within 30 days of signing the Purchase Order, in favor of Airtrax, Inc., terms of Letter of Credit as per attached Exhibit #1. Confirmation fees will be born by Beneficiary.

3.2 Price in this contract to be understood to be CIF Haiphong Port.

ARTICLE 4: DELIVERY

4.1 Time and Place to Delivery:

4.1.1 This General Purchase Contract will be executed in ten (10) shipments. Each shipment will have a separate Sales Contract associated with each Purchase Order. Ten (10) Letters of Credit which specify the commercial terms, quantity of products and value amount in US dollars, shall be issued by the Bank representing Party A.

A. The first letter of credit shall be issued within thirty (30) days of signing the first Purchase Order with combined amount of the total of the first shipment equaling approximately $3,050,400 USD

B. A Sight draft for the value of individual shipments will be permitted per the terms of the Letters of Credit. Draw downs against the letters of credit shall be authorized.

4.1.2 Party B shall ensure that first shipment of equipment will be shipped to Haiphong seaport, Vietnam within eighteen (18) weeks from the date contract is effective. All equipment will be delivered in ten (10) shipments, one shipment each 13 weeks following receipt of L/C noted in 4.1.1., above. The ATX-4000 (four thousand pound capacity machines) will not be shipped prior to the first quarter of 2005.

4.1.3 The equipment must be original, brand new, in good condition and manufactured in 2004 or later.

4.1.4 The equipment will be shipped to Party A up to Haiphong seaport, Vietnam.

4.2 Notice of Shipment:

4.2.1 Party B must fax to the Party A the full details of shipping vessel’s name, nationality and the intended cargo quantity for shipment. Once equipment is loaded and inspected at Party B’s facility, Party B shall fax to Party A the following information: Date and number of Bill of Lading, number of container(s), E.T.A etc...

4.2.2 Party B shall immediately send by DHL 2 non-negotiable copies each of the following shipment document to Party A:

4.2.2.1 Commercial Invoice

4.2.2.2 Bill of Lading & Insurance Certificate.

4.2.2.3 Packing List

4.2.2.4 Certificate of Quality

4.2.2.5 Inspection Certificate of S.G.S at loading sight

4.2.2.6 Certificate of Origin issued by Chamber of Commerce and Industry, showing goods to be Made In USA only.

4.2.3 at Party B’s facility in the USA (after being loaded) in proper shipping containers.

4.3 Terms of Delivery:

4.3.1 The equipment will be shipped by first available vessel, which will take ten (10) shipments for all deliveries of equipment to Haiphong, Vietnam. There will be one shipment per 13 weeks after receipt of L/C for that period not to exceed one shipment per quarter after initial shipment.

4.3.2 Party A shall be responsible for all procedures of importation (or re-exportation) of the equipment.

4.3.3 All claims of shortage & damage must be informed in writing by party A to Party B & also the local insurance agents, insurance nominated surveyors, shipping companies, and others if any, according to the terms of the insurance coverage provided immediately upon receipt of goods. All claims should be filed with the insurance agents as per the insurance certificate or policy to be provided.

ARTICLE 5 : INSPECTION

Party B shall have the equipment inspected by S.G.S at Party B’s facility prior to loading in the shipping containers. Any claims must be supported by an inspection report issued by S.G.S and submitted to Party B prior to discharging equipment to the Destination Port. Party B must replace defective equipment prior to shipment. S.G.S  inspection reports at Parry B’s facility are final for both quantity and quality.

Representatives of Party B in Vietnam, should Party B so desire, has the right to be present during further inspection of the Equipment.

ARTICLE 6: WARRANTY

Party B shall ensure that all equipment is of the correct model, type, quality, quantity, and origin as stipulated in the contract.

6.1 The supplied equipment will carry the standard Airtrax forklift warranty copy attached, which begins from the date of acceptance by the representatives of Party A, in accord with the warranty policy. See attached, Party B shall not bear responsibility for any faults caused by user and in event of such case, Party B agrees to repair the faulty equipment and the fee incurred shall be borne by Party A.

ARTICLE 7: TRAINING

7.1 Party B shall be responsible to train the technical staff of Party A on the system operation and maintenance. Training will be conducted in Vietnam and in the United States.

7.2 All expenses relating to training will be borne by Party B Training program, which stated in Annex 2.

ARTICLE 8: VISITING THE FACTORY

8.1 Party B shall create favorable condition for Party A to visit Airtrax manufacturing facilities in USA. Detail program for the visit is stated in the Annex 2. This is a condition for this General Sales Contract to stay in force.

ARTICLE 9: FORCE MAJEURE

9.1 Either party to other party must notify any circumstance of Force Majeure in writing within five (5) days.

9.2 When the Force Majeure circumstance(s) is(are) over, the contract will become immediately valid.

ARTICLE 10: CONFIDENTIAL INFORMATION

Both parties must keep in confidentiality all information relating to this contract such as: purpose, content, value, terms and conditions as well as other information provided be either party to other unless the disclosure is explicitly allowed in writing, except as noted: Airtrax is a public company, as such will be required to publicly announce, at a minimum the total number of units, the period of time expected for delivery and the total dollar amount of the contract.

ARTICLE 11: ARBITRATION

11.1 Both parties should attempt to reach an amicable agreement whenever there is any dispute.

11.2 In the event that any disputes is not resolved, the dispute/disputes shall be settled by the Arbitration Committee of the International Chamber of Commerce as set forth in their publication and rule document ICC 500 as amended.

11.3 The fee for arbitration and/or other charges shall be borne by the losing party.

ARTICLE 12: GENERAL CONDITIONS

12.1 This General Purchase Contract shall become effective the date executed and approved by authority of Party A after Party A has completed  a visit to Party B’s manufacturing facilities. Party A will inform Party B in writing once the contract is approved. The “effective date” regarding delivery of merchandise to Party A shall begin upon receipt of aforementioned Sales contract(s), Purchase Order(s), and the approved irrevocable letter of credit by Party B.

12.2 Party A will be appointed as an exclusive Dealer in Vietnam after Party A has complied with terms and conditions of this contract the dealer agreement, and with a minimum initial Purchase Order not less than US $10,000,000 (ten million USD), and that all Conditions of this contract are met.

12.3 Any amendment and/or additional clauses to this contract shall be valid only if made in writing and duly signed by both parties.

12.4 Both parties shall commit to comply with all conditions in the contract and attached Annexes.

12.5 Due to the availability and the readiness of the forklift products, this General Sales Contract is contingent upon acceptable terms and conditions described in the Purchase Order herein attached.

ARTICLE 13: MARKETING & EXPORT AGENT

It is agreed by both parties that the Marketing Agent with all export rights to Vietnam is:

NHP Global Enterprise corp

4101 McClary Drive

Plano, Texas 75093 - USA

Tel.: 972-239-6085

Email: nhpglobal@yahoo.com

This contract is made in 4 originals, 2 in Vietnamese and 2 in English, which are equal valid, translated and notarized by an authorized Vietnamese Government Agency. Each party shall retain one (1) of which.

FOR & ON BEHALF OF

FOR & ON BEHALF OF

ICOMEX SAIGON

AIRTRAX, Inc.

/s/ Nguyen Kim Lan

/s/ Peter Amico

__________________________

_____________________________

NGUYEN KIM LAN

PETER AMICO

GENERAL DIRECTOR

PRESIDENT & CEO

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EXHIBIT (X)

AMENDMENT OF THE GENERAL SALES CONTRACT

SIGNED DATE: MARCH 10, 2004

1.

This AMENDMENT is to add into GENERAL SALES CONTRACT which has been signed on March 10, 2004 and to avoid any clauses and/or terms against the terms in this Amendment.

2.

Price in Annex-1 of this contract to be understood that it is an estimated price for CIF Haiphong Port. Both parties agree that the real acceptable prices should be firmed and agreed upon by both parties only after party A has a visiting at party B’s Manufacture, and party A had the satisfaction of the performance of the Forklift product.

3.

Party A shall open an Irrevocable At sight Letter of Credit for  each Purchase Order,  confirmed by Party A’s Bank, within 15 days of the signed Purchase Order is in  effective, and has to be in conjunction with 2 above. The beneficiary of this Letter of Credit is Airtrax, Inc., the terms of Letter of Credit will be expressed as per attached Exhibit #1. Confirmation fees will be born by Beneficiary.

4.

Due to the availability and the readiness of the products, Airtrax must be able to demonstrate that they can deliver the equipment of the approved PURCHASE ORDER/ORDERS  on the timely basic.

5.

The General Sales Contract will be valid for ninety (90) days from the date of signing this Amendment. The General Sales Contract will be void and invalid if  this ninety-days be expired but both parties have not yet come up an agreement for the firmed prices of the forklifts and/or the Purchase Order/Order(s) have not yet be signed.

ON AND BEHALF OF PARTY A:

ON AND BEHALF OF PARTY B:

/s/ Nguyen Kim Lan

/s/ Peter Amico

_________________________

__________________________

MR. NGUYEN KIM LAN, DIRECTOR

          MR.  PETER AMICO, PRESIDENT

CTY INCOMEX SAIGON

AIRTRAX, INC

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